3: Illustrative Consents (11/99)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2000, relating to the financial statements and financial highlights which appear in the September 30, 2000 Annual Report to Shareholders of the RISA Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 25, 2002